Exhibit 10.2

FIRST AMENDMENT TO THE STOCK APPRECIATION RIGHTS AWARD

UNDER THE 2004 LONG-TERM INCENTIVE PLAN OF FOSSIL, INC.

This FIRST AMENDMENT TO THE STOCK APPRECIATION RIGHTS AWARD (this “Amendment”), dated as of October 26, 2012, is made and entered into by Fossil, Inc., a Delaware corporation (the “Company”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the 2004 Long-Term Incentive Plan of Fossil, Inc. (the “Plan”) and the Stock Appreciation Rights Award granted to Mark Quick (the “Participant”) on March 15, 2008 (the “Award”).

WITNESSETH:

WHEREAS, Section 16 of the Award authorizes the Company to amend the Award without the Participant’s written consent if the amendment is in writing, delivered to the Participant, and does not adversely affect the Participant’s rights under the Award; and

WHEREAS, the Company desires to amend the Award to permit continued vesting of the Stock Appreciation Rights when the Participant, who is an employee, becomes a nonemployee director, and the Company has determined that such an amendment would not adversely affect the Participant’s rights under the Award;

NOW THEREFORE, effective October 26, 2012, the Company hereby amends the Award as follows:

1.                                      Section 2 is amended by deleting said Section in its entirety and substituting in lieu  thereof the following:

2.                                      SAR Exercise Period and Vesting.  The SARs granted pursuant to this Award may be exercised by the Participant at any time prior to the Expiration Date set forth in the Notice of Grant (the “Exercise Period”), subject to the limitation that such SARs shall vest and become exercisable only if the Participant continuously provides services to the Company or a Subsidiary as either an employee or a nonemployee member of the Company’s board of directors through each Vesting Date set forth in the Notice of Grant (it being understood that the right to exercise the SARs shall be cumulative, so that the Participant may exercise on or after any Vesting Date and during the remainder of the Exercise Period that number of SARs which the Participant was entitled to exercise but did not exercise during any preceding period or periods).  Notwithstanding the vesting conditions set forth herein, (i) the Committee may in its discretion at any time accelerate the vesting of SARs; and (ii) all of the SARs shall vest upon a Change in Control of the Company or upon the death of the Participant.

2.                                      Section 4 is amended by deleting said Section in its entirety and substituting in lieu thereof the following:

4.                                      Termination upon Termination of Service.  In the event that the Participant suffers a “Termination of Service” during the Exercise Period for any reason other than death, at a time which the SARs granted pursuant hereto are still in force and unexpired, the SARs granted pursuant to this Award shall terminate, except to the extent that they are vested on the date of such Termination of Service (the “Termination Date”), and exercised on or prior to the date that is ninety (90) days following the Termination Date (or, if earlier, on the expiration date of the SARs).  A “Termination of Service” means that the Participant ceases to provide any services to the Company and its Subsidiaries as either an employee or a nonemployee member of the Company’s board of directors.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name by its duly authorized officer this 26th day of October, 2012, to be effective as indicated above.

FOSSIL, INC.

By:	/s/ Darren E. Hart

Name:	Darren E. Hart

Title:	Executive Vice President, HR